Exhibit 99.2

NOTICE OF FULL REDEMPTION

TO THE HOLDERS OF

ALL OF THE OUTSTANDING

10.00% SENIOR UNSECURED NOTES DUE 2022

OF

EVERI PAYMENTS INC. (F/K/A GLOBAL CASH ACCESS, INC.)

CUSIP—30034 VAA6

Notice is hereby given in accordance with Section 3.07 of that certain Indenture, dated as of December 19, 2014 (the “Base Indenture”), by and between Movie Escrow, Inc., a Delaware corporation, Deutsche Bank Trust Company Americas, as Trustee (the “Trustee”), as supplemented by that certain Supplemental Indenture, dated as of December 19, 2014 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), by and among Everi Payments Inc. (f/k/a Global Cash Access, Inc.), a Delaware corporation (the “Company”), the guarantors party thereto and the Trustee, the Company hereby calls for redemption on January 15, 2018 (the “Redemption Date”) all of its outstanding 10.00% Senior Unsecured Notes due 2022 (the “Notes”) at the redemption price of 107.5% of the principal amount thereof, plus accrued and unpaid interest on the Notes to, but not including, the Redemption Date (the “Redemption Price”). Payment of the Redemption Price may ultimately be made on January 16, 2018 if operational considerations due to the January 15, 2018 bank holiday do not permit payment on the Redemption Date. Terms used but not otherwise defined herein shall have the meanings given to them in the Indenture.

Prior to or on the Redemption Date, the Company shall deposit with the Paying Agent funds sufficient to pay the Redemption Price of all Notes to be redeemed. Interest accrued to the Redemption Date will be paid as specified in this notice, and from and after said date, interest will cease to accrue on any Notes that are redeemed unless the Company defaults in paying the Redemption Price to the Paying Agent.

Notes hereby called for redemption must be surrendered to the Paying Agent to collect the Redemption Price plus accrued but unpaid interest, at the office of the following Paying Agent of the Company:

First Class/Registered/Certified	Express Delivery Only	By Hand Only
DB Services Americas, Inc. 5022 Gate Parkway Suite 200 MS JCK01-0218 Jacksonville, FL 32256	DB Services Americas, Inc. 5022 Gate Parkway Suite 200 MS JCK01-0218 Jacksonville, FL 32256	DB Services Americas, Inc. 5022 Gate Parkway Suite 200 MS JCK01-0218 Jacksonville, FL 32256

IMPORTANT TAX INFORMATION

Under Federal income tax law, the Paying Agent may be required to withhold 28% of payments to holders presenting their Notes for redemption or for payment at maturity if such holders have failed to furnish a taxpayer identification number and certain other information to the Paying Agent, and certified that such information is correct under penalties of perjury, on an Internal Revenue Service Form W-9, or, alternatively, established another basis for exemption from backup withholding. Non-U.S. holders generally can establish such an exemption from backup withholding by providing an appropriate Internal Revenue Service Form W-8 certifying such non-U.S. holder’s non-U.S. status. Paying agents may also be required to withhold 30% of payments to non-U.S. holders with respect to accrued interest unless (A) such non-U.S. holder provides an appropriate Internal Revenue Service Form W-8 certifying such non-U.S. holder’s non-U.S. status and (B) such non-U.S. holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote and (ii) is not a controlled foreign corporation that is related to the Company (within the meaning of the Internal Revenue Code of 1986, as amended).

* Neither Everi Payments Inc. nor Deutsche Bank Trust Company Americas nor its counsel shall be responsible for the accuracy of the CUSIP numbers, either as printed on the Notes or as set forth in this Notice of Redemption. The CUSIP numbers set forth above are included solely for the convenience of the holders of the Notes.

EVERI PAYMENTS INC.

Dated: December 5, 2017